Exhibit 3.1
                                                                     -----------

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            FACTORY CARD OUTLET CORP.

                             A Delaware Corporation


                  The undersigned does hereby certify that:

                  1. He is the duly elected and acting authorized officer of Factory Card Outlet Corp.

                  2. Pursuant to Section 245 of the General Corporation Law of the State of Delaware (the "DGCL"), the Corporation has adopted this Amended and Restated Certificate of Incorporation, restating and amending in its entirety its Certificate of Incorporation (originally filed with the Secretary of State of Delaware on June 16, 1989 as "FCOA Acquisition Corp."), as amended, restated and supplemented by the Restated Certificate of Incorporation, dated December 12, 1996 (filed as "Factory Card Outlet Corp.") and the Certificate of Amendment of Restated Certificate of Incorporation, dated January 19, 1998.

                  3. Pursuant to Section 303 of the DGCL, the amendment and restatement of the Certificate of Incorporation of the Corporation was authorized by an Amended Joint Plan of Reorganization of Debtors under Chapter 11 of the United States Bankruptcy Code (the "Plan"), confirmed on February 5, 2002 by order of the United States Bankruptcy Court for the District of Delaware, and which court had and has jurisdiction of the proceeding In re:
Factory Card Outlet Corp. and Factory Card Outlet of America Ltd., for the purposes of reorganization of the Corporation.

                  4. The Certificate of Incorporation is hereby amended and restated as follows:

         FIRST : The name of the Corporation is Factory Card & Party Outlet Corp. (the "Corporation").

         SECOND : The address of the Corporation's registered agent in Delaware is 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD : The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

         FOURTH :

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         Section 1. Authorized Shares. The Corporation has authority to issue
10,000,000 shares, par value $.01 per share, all of which shares shall be designated one class and shall be designated as Common Stock (the "Common Stock").

         Section 2. Voting. The shares of Common Stock shall have full voting rights, each share to entitle the holder thereof to one vote.

         Section 3. No Impairment. The Corporation shall not be authorized to issue non-voting capital stock to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Code (the "Bankruptcy Code"); provided however that this Section 3 will have no further force and effect beyond that required by Section 1123 of the Bankruptcy Code.

FIFTH

         Section 1. Definitions: For purposes of this Article Fifth, the following definitions shall apply:

                  a) "Agent" means an agent designated by the Board of Directors of the Corporation.

                  b) "Bylaws" means the bylaws of the Corporation.

                  c) "Code" means the Internal Revenue Code of 1986, as amended.

                  d) "Corporation Securities" means (i) shares of Common Stock,
(ii) shares of Preferred Stock (if any shall hereafter be authorized and issued by the Corporation), (iii) warrants, rights, or options (including within the meaning of Treasury Regulation ss. 1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (iv) any other interests that would be treated as "stock" of the Corporation pursuant to Treasury Regulation ss. 1.382-2T(f)(18).

                  e) "Effective Date" means the later of (i) the Effective Date (as defined in the Plan) or (ii) the date of filing of this Amended and Restated Certificate of Incorporation.

                  f) "Excess Securities" means the Corporation Securities which are the subject of the Prohibited Transfer.

                  g) "Five-Percent Shareholder" means a Person or group of Persons that is identified as a "5-percent shareholder" of the Corporation pursuant to Treasury Regulation ss. 1.382-2T(g).

                  h) "Percentage Stock Ownership" means percentage stock ownership as determined in accordance with Treasury Regulation ss. 1.382-2T(g),
(h), (j), and (k).

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                  i) "Person" means an individual, corporation, estate, trust, association, limited liability company, partnership. joint venture or similar organization.

                  j) "Prohibited Distributions" means any dividends or other distributions that were received by a Purported Transferee from the Corporation with respect to the Excess Securities.

                  k) "Prohibited Transfer" means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article Fifth.

                  l) "Purported Transferee" means the purported transferee of a Prohibited Transfer.

                  m) "Restriction Release Date" means the earliest of (i) the second anniversary of the Effective Date, (ii) the repeal of Section 382 of the Code (and any comparable successor provision) ("Section 382"), or (iii) the date on which the Corporation determines that no Tax Benefits may be carried forward to the taxable year of the Corporation (or any successor thereof) in which such determination is made and does not project material Tax Benefits for subsequent years.

                  n) "Section 501(c)(3)" means Section 501(c)(3) of the Code (or any comparable successor provision).

                  o) "Tax Benefits" means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any "net unrealized built-in loss" within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.

                  p) "Transfer" means, subject to the last sentence of this definition, any direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition. A Transfer also shall include the creation or grant of an option (including within the meaning of Treasury Regulations ss. 1.382-2T(h)(4)(v)). A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation and shall not include the exercise by an employee of the Company pursuant to the New Employee Stock Option Plan (as defined under the Plan), as the same may be amended or modified from time to time hereafter, of any option to purchase Corporation Securities granted to such employee pursuant to the New Employee Stock Option Plan.

                  q) "Treasury Regulation ss. 1.382-2T" means the temporary income tax regulations promulgated under Section 382 and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

                  Section 2. Restrictions on Transfer. Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and (subject to the


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immediately following sentence) void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons shall become a Five-Percent Shareholder, or (ii) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased. The prior sentence shall not preclude the settlement of any transaction in the Corporation Securities entered into through the facilities of the Small Cap Market of NASDAQ, but such transaction, if prohibited by the prior sentence, shall nonetheless be a Prohibited Transfer.

         Section 3. Certain Exceptions. The restrictions set forth in Section 2 of this Article Fifth shall not apply to an attempted Transfer if the transferor or the transferee obtains the prior written approval of the Board of Directors of the Corporation, which approval may be granted or denied in the Board of Director's sole discretion. As a condition to granting its approval, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 limitation on the use of the Tax Benefits.

         Section 4. Treatment of Excess Securities.

                  a) No officer, director, employee or agent of the Corporation shall record any Prohibited Transfer, and a Purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of Excess Securities. Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Securities shall cease to be Excess Securities.

                  b) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm's-length transactions (over the Small Cap Market of NASDAQ or other national securities exchange on which the Corporation Securities may be traded, if possible); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Shares before receiving the Corporation's demand to surrender the Excess Shares to the Agent, the Purported Transferee shall be deemed to have sold the Excess Shares for the


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Agent, and shall be required to transfer to the Agent any Prohibited
Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 4(c) of this Article Fifth if the Agent rather than the Purported Transferee had resold the Excess Shares.

                  c) The Agent shall apply any proceeds of a sale by it of Excess Shares and, if the Purported Transferee had previously resold the Excess Shares, any amounts received by it from a Purported Transferee, as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Shares (or the fair market value, (1) calculated on the basis of the closing market price for the Corporation Securities on the day before the Transfer or, (2) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system on the day before the Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board of Directors, of the Excess Shares at the time of the attempted Transfer to the Purported Transferee by gift, inheritance, or similar Transfer), which amount (or fair market value) shall be determined at the discretion of the Board of Directors; and (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors, provided, however, that if the Excess Shares (including any Excess Shares arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 5% or greater Percentage Stock Ownership interest in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Shares exceeding a 4.99% Percentage Stock Ownership interest in such class shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (B) of the preceding sentence. In no event shall the proceeds of any sale of Excess Shares pursuant to this Article Fifth inure to the benefit of the Corporation.

                  d) If the Purported Transferee fails to surrender the Excess Shares or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a demand pursuant to Section 4(b) of this Article Fifth, then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.


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                  e) The Corporation shall make the demand described in Section
4(b) of this Article Fifth within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of this Article Fifth shall apply nonetheless.

         Section 5. Bylaws; Legends; Compliance.

                  a) The Bylaws may make appropriate provisions to effectuate the requirements of this Article Fifth.

                  b) All certificates representing Corporation Securities issued after the effectiveness of this Article Fifth shall bear a conspicuous legend as follows:

                  "THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO ARTICLE V OF THE RESTATED CERTIFICATE OF INCORPORATION OF FACTORY CARD OUTLET CORP. REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE."

                  c) The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this Article Fifth, including, without limitation, (A) the identification of Five-Percent Shareholders, (B) whether a Transfer is a Prohibited Transfer, (C) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (D) whether an instrument constitutes a Corporation Security, (E) the amount (or fair market value) due to a Purported Transferee pursuant to clause (B) of paragraph 4(c) of this Article Fifth, and (F) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article Fifth.

         SIXTH : The Board of Directors shall consist of nine individuals. Three of the directors shall be designated as "Class One Directors" and six of the directors shall be designated as "Class Two Directors". Class One Directors serve for an initial term of one year or until their successors are elected and qualified in accordance with the procedures set forth in the by-laws of the Corporation and Class Two Directors shall serve for an initial term of two years or until their successors are elected and qualified in accordance with the procedures set forth in the by-laws of the Corporation. Upon expiration of the terms of office of the directors as classified above, their successors shall be elected for the term of two years each. The names and mailing addresses of the persons who are to serve as initial directors are:

                           Class One Directors
                           -------------------

                           Gary W. Rada
                           James D. Constantine
                           Patrick O'Brien

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                           Class Two Directors
                           -------------------

                           Ben Evans
                           R.E. George
                           Martin G. Mand
                           Peter Michael Holmes
                           Robert S. Sandler
                           John G. Brim

         SEVENTH: The Corporation may indemnify every corporation agent as defined in, and to the full extent permitted by, Section 145 of the DGCL, and to the full extent otherwise permitted by law. The power to make, alter, or repeal bylaws is conferred upon the directors. Meetings of stockholders may be held within or without the State of Delaware as the law may provide. Subject to the bylaws, the election of directors need not be by written ballot.

         EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the filing of the Certificate of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

                  Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         NINTH: The directors shall have the right to amend, alter, change or repeal any provision in this Certificate of Incorporation or in the Corporation's bylaws, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to such reservation.

         TENTH: Pursuant to Section 103(d) of the DGCL, this Certificate of Incorporation is to be effective upon its filing date.

         ELEVENTH:

         Section 1. Special Meetings.



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                  Notwithstanding anything to the contrary in the Corporation's
Bylaws, special meetings of the stockholders may only be called by resolution of the Board of Directors or by the Chairman of the Board or President or by the Chairman, President or Secretary upon the written request (stating the purpose or purposes of the meeting) of a majority of the members of the Board of Directors or a majority of the stockholders of the Corporation.

         Section 2. Actions by Stockholders.

                  Notwithstanding anything to the contrary in the Corporation's Bylaws, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken except at a duly called meeting of the stockholders of the Corporation, or upon the unanimous written consent of the stockholders entitled to vote thereat.

         Section 3. Stockholder Nominations and Other Proposals.

                  Stockholders of the Corporation may only propose actions to be taken by the Corporation and nominate members of the Board of Directors in the manner provided in the Corporation's Bylaws.

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                  IN WITNESS WHEREOF, the undersigned incorporator has executed this Amended and Restated Certificate of Incorporation and has certified this as his act and deed and the facts herein stated are true, this 9th day of April, 2002


                                      By:  /s/ Gary Rada
                                           ------------------------------
                                            Name: Gary Rada
                                                  ---------------
                                            Title: President
                                                   ----------------------


Attest:  /s/ James D. Constantine
         ---------------------------
         Name: James D. Constantine
               ---------------------
         Title:   Secretary
                  --------------------------















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